EXHIBIT 10.3

ASSET PURCHASE AGREEMENT

AMONG

SEPARATION DEGREES -- ONE, INC. a Delaware Corporation

AND

GANNON K. GIGUIERE, an Individual

DATED: DECEMBER 19, 2014

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EXHIBITS

Exhibits	Description

Exhibit A	Certain Definitions

Exhibit B	Bill of Sale and Assignment

SCHEDULES

Buyer Schedules	Description

1.01(a)	Assets Purchased

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is made as of the 19th day of December, 2014, by and among, SEPARATION DEGREES - ONE, INC., a Delaware corporation having a business address at 77 Geary Street, 5th Floor, San Francisco, CA 94108 (hereafter, "SDOI" or "Buyer") and GANNON K. GIGUIERE, an individual having an address at 2549B Eastbluff Drive, Suite 456, Newport Beach, CA 92660 (hereafter, "Seller").

BACKGROUND

WHEREAS, Seller has developed a proprietary software platform, intellectual properties and relationships in the business of e-commerce and online media;

WHEREAS, Buyer desires to purchase certain assets, subsidiary companies and relationships from Seller;

WHEREAS, Seller desires to sell such assets, relationships and wholly owned companies of Seller under the terms and conditions set forth in this Agreement, and Buyer has agreed to purchase such assets under such terms and conditions; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and intending to be legally bound, Seller, and Buyer agree as follows:

ARTICLE I -- SALE AND PURCHASE OF ASSETS

Section 1.01 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.01), Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase, acquire and take assignment and delivery from Seller (the "Acquisition"), the assets and relationships of Seller listed below (collectively, the "Purchased Assets"). The Purchased Assets will be purchased free and clear of all security interests, liens, restrictions, claims, encumbrances or charges of any kind ("Encumbrances"). The Purchased Assets will include the following items:

(a) Purchased Assets. The assets listed on Schedule 1.01(a); and

(b) Books and Records. All papers, documents, computerized databases and records of Seller relating to the Purchased Assets including without limitation all software design documents and source code.

Section 1.02 No Assumed Obligations. The Buyer shall have no responsibility for any of the Sellers' obligations related to the Purchased Assets (including leases and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by violation of law, by operation of law, or otherwise, and all such obligations shall remain with the Seller.

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Section 1.03 Consideration. At the Closing (as defined in Section 2.01), SDOI shall deliver to Seller and/or their assigns an aggregate of Fifty Million (50,000,000) shares of its preferred stock (the "Shares") as issued and defined in SDOI's Certificate of Incorporation and further defined in the Certificate of Designations, Preferences and Rights of Series A Convertible Stock and Common Stock of Separation Degrees -- One, Inc.

Section 1.04 Reporting of Asset Sale. Each party agrees to report the purchase and sale contemplated herein on Internal Revenue Service Form 8594 or such other form as appropriate.

Section 1.05 Tax Consequences. For federal income tax purposes, the transactions contemplated hereby are intended to constitute a "reorganization" within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, and each party is intended to be a "party to the reorganization" within the meaning of Section 368 of the Code.

ARTICLE II -- CLOSING; DOCUMENTS OF CONVEYANCE

Section 2.01 Closing. Subject to the satisfaction of the conditions set forth in Articles V and VI, the purchase and sale contemplated hereby shall be consummated at a closing (referred to herein as the "Closing") to be held at the offices of SDOI, on or before January 2, 2015 (the "Closing Date"). The purchase and sale shall be deemed effective for all purposes as of the close of business on the Closing Date (the "Effective Time").

Section 2.02 Actions to be Taken at the Closing. At or contemporaneously with the Closing, the Parties shall take or will have taken the following actions and shall deliver or shall have delivered the following documents:

(a) Seller shall execute and deliver to Buyer a Bill of Sale and Assignment Agreement substantially in the form attached hereto as Exhibit B (the "Bill of Sale"), together with such other instruments of conveyance and evidence of the transfer of title to the Purchased Assets from Seller.

(a) SDOI shall have caused to be delivered to Seller certificates representing the Shares, free and clear of all Encumbrances in exchange for the Purchased Assets of which have been valued at two hundred and fifty thousand dollars ($250,000).

(b) Gannon Giguiere shall enter into Employment Agreements with SDOI, effective at Closing, on terms mutually satisfactory to SDOI and Messer. Giguiere. Among other things, such employment agreements shall provide for Mr. Giguiere to serve as the Chairman and CEO and President and Secretary of SDOI.

(c) Buyer and Seller shall each deliver to the other (to the extent applicable), all other Transaction Documents, including consents, releases, waivers and approvals (including, without limitation, resolutions and incumbency certificates of the directors and officers of each, and necessary minutes or resolutions of the stockholders of each) required for each party to enter into this Agreement and consummate the transactions described herein and referred to in Articles V and VI.

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All instruments of conveyance shall be free of all Encumbrances, except as otherwise set forth herein, and shall be in form and content reasonably acceptable to counsels for the Buyer and the Seller.

Section 2.03 Exemption From Registration. Buyer and Seller intend that the Shares of SDOI preferred stock to be issued pursuant to Section 1.04 hereof, in each case in connection with the Acquisition shall be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) of the Securities Act.

Section 2.04 Pre-Asset Purchase Liabilities Related to the Purchased Assets. All operating expenses and liabilities relating to the ownership and operation of the Purchased Assets attributable to the period ending at the Effective Time shall be paid by the Seller as they become due.

Section 2.05 Transfer of Possession. Simultaneously with the Effective Time, Seller shall give the Buyer full possession and enjoyment of the Purchased Assets.

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule which may be provided by Buyer to Seller on the date hereof and accepted in writing by Seller (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule, if any, shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Buyer Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III.For purposes of this Article III, the phrase "to the knowledge of Buyer" or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer or director of Buyer, without independent investigation.

Section 3.01 Organization, Qualification and Corporate Power. SDOI is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Buyer has furnished or made available to Seller complete and accurate copies of its certificate of incorporation and bylaws. Buyer is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date.

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Section 3.02 Capitalization. The capitalization of SDOI consists of 500,000,000 authorized shares of common stock, $0.0001 par value per share, and 500,000,000 authorized shares of preferred stock, $0.0001 par value per share, of which at Closing, 84,500,000 shares of common stock will be issued and outstanding. SDOI's common stock is presently not registered under Section 12(g) of the Exchange Act of 1934, as amended. All of the outstanding shares of SDOI's common stock have been duly authorized and validly issued, and are fully paid and non-assessable, and none of such shares is subject to any repurchase option or restriction on transfer. All of such shares have been issued in compliance with applicable securities laws. There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or otherwise relating to, any shares of the capital stock or other securities of SDOI; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of SDOI; (iii) contract under which SDOI is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of SDOI. The Shares to be issued at the Closing, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all Encumbrances and preemptive rights and will be issued in compliance with applicable federal and state securities laws.

Section 3.03 Financial Statements. SDOI has delivered to or made available to Seller the following financial statements and notes (collectively, the "SDOI Financial Statements"): the balance sheet, income statement, and statement of cash flows of SDOI as of December 1, 2014. The SDOI Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, are accurate and complete in all material respects and present fairly the financial position of SDOI as of the dates thereof and the results of operations and cash flows of SDOI for the periods covered thereby. There has been no material adverse change in SDOI's financial condition, business or properties since the date of the most recent SDOI Financial Statements. SDOI is not liable for or subject to any material liabilities, except for those liabilities reflected on the SDOI Financial Statements and not heretofore paid or discharged and those liabilities arising in the ordinary course of business consistent with past practice under any contract, commitment or agreement.

Section 3.04 Undisclosed Liabilities. Buyer has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent SDOI Financial Statements, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent SDOI Financial Statements in the ordinary course of business which do not exceed $50,000 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

Section 3.05 Tax Matters. All Tax Returns required to be filed by or on behalf of SDOI with any Governmental Body with respect to any transaction occurring or any taxable period ending on or before the Closing Date (the "Buyer Returns") (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements.

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Section 3.06 Legal Proceedings. There is no pending Legal Proceeding, and, to the best of the knowledge of Buyer, no Person has threatened to commence any Legal Proceeding: (i) that involves Buyer, or any of the assets owned or used by Buyer and which, if decided against Buyer, would have a Material Adverse Effect on the financial condition, business or properties of Buyer; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 3.07 Compliance with Laws. To the best knowledge of Buyer, they have at all times conducted their business in compliance with all applicable laws, regulations, ordinances and other requirements of all Governmental Bodies (including applicable federal, state and local laws, rules and regulations respecting occupational safety and health standards). Buyer has not received any notice, advice, claim or complaint from any employee or Governmental Body that Buyer has not conducted, or are not presently conducting, its business and operations in accordance with all applicable laws and other requirements of Governmental Bodies.

Section 3.08 Authority; Binding Nature of Agreement. Buyer has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transaction Documents; the execution, delivery and performance by Buyer of the Transaction Documents have been duly authorized by all necessary action on the part of Buyer and their board of directors; and the approval of Buyer shareholders is not required. The Transaction Documents constitute the legal, valid and binding obligation of Buyer, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. At the Closing, Buyer will deliver to Seller such evidence of the authorization of its execution, delivery, and performance of the Transaction Documents as Seller may reasonably request.

Section 3.09 Non-Contravention. Neither (i) the execution delivery or performance of the Transaction Documents, nor (ii) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) the provisions of the respective articles of incorporation or bylaws of Buyer, or (ii) any resolution adopted by the shareholders or board of directors of Buyer;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment, or decree to which Buyer, or any of the assets owned or used by them, is subject; or

(c) contravene, conflict with or result in a violation of, or breach of, or result in a default under, any provision of any Contract to which Buyer are a party, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract, (iii) cancel, terminate or modify any such Contract.

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Section 3.10 Full Disclosure. The Transaction Documents delivered by Buyer to Seller in connection with the transactions contemplated herein, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading.

Section 3.11 Valid Issuance. The Shares will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. SDOI intends to issue and deliver the Shares in reliance on exemptions from registration and qualification under various federal and state securities laws.

Section 3.12 No Additional Agreements. Buyer does not have any understanding with Seller with respect to the transactions contemplated by this Agreement other than as specified in this Agreement, and the other Transaction Documents.

Section 3.13 Employee Relations. Buyer is not party to any collective bargaining agreement or employs any member of a union. Buyer believes that their relations with their employees are good. Buyer is in compliance with all federal, state, local, and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not result in a Material Adverse Effect.

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrant to Buyer that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule, which may be provided by Seller to Buyer on the date hereof and accepted in writing by Buyer (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule, if any, shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article IV, the disclosures in any numbered paragraph of the Seller Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article IV.For purposes of this Article IV, the phrase "to the knowledge of Seller" or any phrase of similar import shall be deemed to refer to the actual knowledge of Seller, without independent investigation.

Section 4.01 Legal Proceedings. There is no pending Legal Proceeding, and, to the best of the knowledge of Seller, no Person has threatened to commence any Legal Proceeding: (i) that involves Seller or any of the Purchased Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 4.02 Assets. Seller has, and will have at the Closing, good, valid and marketable title to all of the Purchased Assets, free and clear of any liens. Seller has not sold, transferred, assigned or conveyed any of its right, title and interest, or granted or entered into any option to purchase or acquire any of its right, title or interest, in and to any of the Purchased Assets. No third party has any option or right to acquire any of the Purchased Assets.

Section 4.03 Compliance with Laws. To the best knowledge of Seller, Seller has at all times conducted their business, if any, related to the Purchased Assets in compliance with all applicable laws, regulations, ordinances and other requirements of all Governmental Bodies (including applicable federal, state and local laws, rules and regulations respecting occupational safety and health standards). Seller has not received any notice, advice, claim or complaint from any employee or Governmental Body that Seller has not conducted, or are not presently conducting, their business and operations, if any, related to the Purchased Assets in accordance with all applicable laws and other requirements of Governmental Bodies.

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Section 4.04 Authority; Binding Nature of Agreement. Seller has the absolute and unrestricted right, power and authority to enter into and to perform their obligations under the Transaction Documents; and the execution, delivery and performance by Seller of the Transaction Documents has been duly authorized by all necessary action on the part of Seller. The Transaction Documents constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. At the Closing, Seller will deliver to Buyer such evidence of the authorization of Sellers' execution, delivery, and performance of the Transaction Documents as Buyer may reasonably request.

Section 4.05 Non-Contravention. Neither (i) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, nor (ii) the consummation of any of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Sellers, or any of the Purchased Assets are subject; or

(b) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any contract to which Seller or the Purchased Assets are subject, or give any Person the right to (i) declare a default or exercise any remedy under any such contract, (ii) accelerate the maturity or performance of any such contract, or (iii) cancel, terminate or modify any such contract.

Section 4.06 Intellectual Property.

(a) Seller has the valid and exclusive right to use all Intellectual Property (as defined below) related to the Purchased Assets. No other Person (other than licensors of software that is generally commercially available), has any rights to any of the Intellectual Property related to the Purchased Assets, and, to Sellers' knowledge, no Person or Entity is infringing, violating or misappropriating any of the Intellectual Property that Seller has an exclusive right to use. For purposes of this Agreement, "Intellectual Property" means, among other things, all (i) patents and patent applications, (ii) copyrights, and registrations therefor, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and information, (v) trademarks, service marks, logos, trade names, domain names, and registrations and applications therefor, and (vii) any other proprietary rights relating to any of the foregoing.

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(b) To Sellers' best knowledge, none of the activities conducted by Seller with respect to the Purchased Assets infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property of any other Person or Entity. Seller has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation of any Intellectual Property of any other Person or Entity, and to the knowledge of Seller there is no basis for such claims.

(c) Seller has no agreements with any Person or Entity pursuant to which Seller may obtain rights to Intellectual Property material to the Purchased Assets that is owned by a Person or Entity other than Seller. Seller is not obligated to pay any royalties or other compensation to any third party in respect of their ownership, use or license of any of the Purchased Assets.

(d) Seller has taken commercially reasonable precautions (i) to protect their rights in the Purchased Assets and (ii) to maintain the confidentiality of their trade secrets and know-how. To Sellers' knowledge, or under circumstances, which would not have a Material Adverse Effect, there have been no acts or omissions by Seller or their agents, the result of which would be to materially compromise the rights of Seller to apply for or enforce appropriate legal protection of the Purchased Assets.

Section 4.07 Software Licenses. Seller has all necessary licenses to use all material third-party software used in connection with the Purchased Assets, and to Sellers' knowledge, Sellers' use of third-party software does not infringe the rights of any Person or Entity.

Section 4.08 Royalties, Commissions, Fees. As of the Closing Date, there shall be no Entity or Person due or owed any continuing interest, including any royalty, commission fee or other payment related to the Purchased Assets.

Section 4.09 Absence of Certain Changes or Events. Except as would not have a Material Adverse Effect, from the duties of this Agreement through the Closing, there will not be:

(a) any damage, destruction or loss relating to the Purchased Assets, whether or not covered by insurance, that would have a Material Adverse Effect; or

(b) any mortgage, pledge, transfer of a security interest in, or lien, created by Seller, with respect to any of the Purchased Assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Sellers' ownership or use of such property or assets;

Section 4.10 Full Disclosure. The Transaction Documents delivered by Seller to Buyer in connection with the transactions contemplated herein, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading. Buyer has completed their due diligence investigation of Seller.

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ARTICLE V -- CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Section 5.01 Accuracy of Representations. Each of the representations and warranties made by Seller in this Agreement and in each of the other Transaction Documents delivered to Buyer in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the Closing Date.

Section 5.02 Performance of Covenants. Each covenant or obligation that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

Section 5.03 Consents. All necessary board, stockholder, and third party consents, waivers and releases required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained (and copies thereof shall have been provided to Buyer) and shall be in full force and effect.

Section 5.04 Release of Liens and Security Interests.

(a) All liens and security interests on the Purchased Assets, if any, held by all Seller secured parties (the "Secured Parties") shall be released and all related discharge of lien notices and forms shall be filed and recorded in the appropriate government offices in accordance with the requirements of the Uniform Commercial Code and copies of such notices and forms shall have been provided to Buyer.

(b) All Secured Parties, if any, shall, in writing, release the Buyer from any and all liability or obligation to them relating to any debts of Seller owed to the Secured Parties with respect to the Purchased Assets or otherwise.

Section 5.05 Agreements and Documents. Buyer shall have received a certificate executed by Seller containing the representation and warranty of Seller that each of the representations and warranties set forth in Article IV is accurate in all material respects as of the Closing Date and that the conditions set forth in Article V have been duly satisfied.

Section 5.06 No Legal Proceedings. No Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

Section 5.07 Due Diligence Review. Buyer shall have reviewed and approved all materials in the possession and control of Seller, which are germane to the decision of Buyer to proceed with the Asset Purchase. Buyer and their advisors shall have had a reasonable opportunity to perform the searches and other due diligence reasonable and customary in a transaction of a similar nature to the Acquisition and both Buyer and their advisors shall have been satisfied with the results of such due diligence.

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ARTICLE VI -- CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

Section 6.01 Accuracy of Representations. Each of the representations and warranties made by Buyer in this Agreement and in each of the other Transaction Documents delivered to Seller in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the Closing Date.

Section 6.02 Performance of Covenants. All of the covenants and obligations that Buyer are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

Section 6.03 Consents, Waivers, Releases. All consents, waivers and releases required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

Section 6.04 Agreements and Documents. Seller shall have received a certificate executed by Buyer, and containing the representation and warranty that each of the representations and warranties set forth in Articles III are accurate in all material respects as of the Closing Date and that the conditions set forth in Article VI have been duly satisfied.

Section 6.05 Due Diligence Review. Seller shall have reviewed and approved all materials in the possession and control of Buyer, which are germane to the decision of Seller to proceed with the Acquisition, including a reasonable opportunity to review the SDOI Financial Statements. Seller and their advisors shall have had a reasonable opportunity to perform the searches and other due diligence reasonable and customary in a transaction of a similar nature to the Acquisition, and both Seller and their advisors shall have been satisfied with the results of such due diligence and the content of the SDOI Financial Statements.

Section 6.06 Officers Certificate. Seller shall have received (i) a certified copy of Buyers' articles of incorporation, (ii) a copy of Buyers' bylaws, and (iii) a copy of the resolutions of the board of directors, authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby, each certified by an officer of the Buyer.

Section 6.07 Material Adverse Effect. Since the date of this Agreement, no event, occurrence, fact, condition, change, development or effect shall have occurred that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to have a Material Adverse effect on Buyer and the financial condition or results of operations of the Buyer taken as a whole.

Section 6.08 Employment Agreements. SDOI shall have entered into employment agreements with Gannon Giguiere, effective as of the Closing.

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ARTICLE VII -- SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 7.01 Survival. The right to bring claims or assert causes of action for breach of any covenants, agreements, representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for a period of one year following the Closing Date, provided, however, that (i) the covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing; and (ii) the covenants and agreements which by their terms contemplate performance after the Closing shall survive until the date specified in this Agreement or the Transaction Documents as the termination date for such covenants and agreements, or if no such date is specified, then such covenants and agreements shall survive until the expiration of any statute of limitations.

Section 7.02 Sellers' Agreement to Indemnify. Subject to the terms, conditions and limitations of this Agreement, Seller agrees to indemnify, defend and hold harmless Buyer, their officers, employees, directors, and agents from and against all Damages to which Buyer become subject as a result of, arising out of, or based on any of the following:

(a) a breach of any representation or warranty made by any Seller pursuant to this Agreement in Article IV;

(b) a breach of any covenant contained in or made by Seller pursuant to this Agreement in Article VIII;

(c) liabilities, obligations, or claims related to the Purchased Assets arising out of facts, conditions or circumstances occurring prior to the Closing Date; and

(d) any claim or liability for brokerage commissions or finder's fees incurred by reason of any action taken by Seller.

Such Damages relating to subsections (a) through (d) are hereinafter collectively referred to as the "Buyers' Indemnified Losses".

Section 7.03 Buyers' Agreement to Indemnify. Subject to the terms, conditions and limitations of this Agreement, Buyer agree to indemnify, defend and hold harmless Seller and their agents, from and against all Damages to which Seller becomes subject as a result of, arising out of, or based in any of the following:

(a) a breach of any representation or warranty made by Buyer pursuant to this Agreement in Article III;

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(b) a breach of any covenant contained in or made by Buyer pursuant to this Agreement in Article VIII;

(c) liabilities, obligations or claims relating to the Purchased Assets arising out of facts, conditions or circumstances occurring after the Closing Date;

(d) any claim or liability for brokerage commissions or finder's fees incurred by reason of any action taken by Buyer.

Such Damages relating to subsections (a) through (d) are hereinafter collectively referred to as the "Sellers' Indemnified Losses".

Section 7.04 Certain Provisions Applicable to Indemnification Obligations. No party shall be liable under this Article for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Damages had knowledge of such breach before Closing.

Section 7.05 Procedures for Resolution and Payment of Claims for Indemnification.

(a) If a party entitled to be indemnified under this Article (the "Indemnitee") shall incur any Damages or determines that it is likely to incur any Damages, and believes that it is entitled to be indemnified against such Damages by the other party hereunder (the "Indemnitor"), such Indemnitee shall give prompt notice to the Indemnitor of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnitor such information with respect thereto as the Indemnitor may reasonably request ("Indemnitee's Certificate"), but failure to give such notice shall relieve the Indemnitor of any liability hereunder only to the extent that the Indemnitor has suffered actual prejudice thereby.

(b) In case the Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnitee's Certificate, the Indemnitor shall within thirty (30) days after receipt by the Indemnitor of such Indemnitee's Certificate deliver to the Indemnitee a written notice to such effect and the Indemnitor and the Indemnitee shall, within the thirty (30) day period beginning on the date of receipt by the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected. If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement. In the event the Indemnitee and the Indemnitor do not succeed in reaching agreement on their respective rights with respect to any such claims ("Disputed Claims"), the Disputed Claims will be resolved in accordance with Section 10.09 herein.

(c) Claims for Damages specified in any Indemnitee's Certificate to which an Indemnitor shall not object in writing and claims for Damages resolved in accordance with Section 7.04(b) and Section 10.09 are hereinafter referred to, collectively, as "Agreed Claims."

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(d) Promptly after the assertion by any third party of any claim against any Indemnitee that, in the reasonable judgment of such Indemnitee, will result in the incurrence by such Indemnitee of Damages for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor a written notice describing in reasonable detail such claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnitee, and the payment of expenses). Failure to receive notice from Indemnitee shall not amend any rights, obligations or limitations set forth in this Article. Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the Indemnitor shall not be responsible for the fees and expenses of such counsel unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized by the Indemnitor, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and Indemnitor and such Indemnitee shall have furnished Indemnitor an opinion of counsel to the effect that there may be one or more legal defenses available to Indemnitee which are different from or additional to those available to Indemnitor, in which event Indemnitor shall only be responsible for the fees and expenses of one separate firm of attorneys for all Indemnitees. If the Indemnitor, within a reasonable time after notice of any such third party claim, fails in good faith to defend the Indemnitee against such claim, the Indemnitee shall have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor, subject always to the right of the Indemnitor to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. No Indemnitor shall be liable to indemnify any Indemnitee for any settlement or compromise of any such action or claim effected without the consent of the Indemnitor which shall not be unreasonably withheld or delayed; but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff or claimant in any such action, the Indemnitor shall indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement or judgment (but only to the extent provided in this Article).

Section 7.06 Payment of Agreed Claims. Upon the occurrence of any event or existence of any condition which result in a claim for indemnification under this Article, such party shall initiate a claim under Section 7.04 of this Agreement.

Section 7.07 Remedies Exclusive. The remedies provided in this Article shall be the sole and exclusive remedies of the Seller and Buyer, respectively, after the Closing for monetary damages in connection with the transactions contemplated by this Agreement including, without limitation, any breach or non-performance of any representation, warranty, covenant or agreement contained herein. Buyer or Seller may not commence any suit, action or proceeding against the other with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce the express rights under this Article.

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ARTICLE VIII -- COVENANTS; CONDUCT OF THE PARTIES AFTER CLOSING

Section 8.01 Cooperation. Buyer and Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the Purchased Assets to Buyer. Without limiting the generality of the foregoing, Seller, at the request of Buyer and without additional consideration, will execute and deliver from time to time such further instruments of assignment, conveyance and transfer, will sign any documents necessary or useful to ensure that all of the right, title and interest in and to the Purchased Assets vests in Buyer, and will take such other actions as may reasonably be required to convey and deliver to Buyer more effective title to the Purchased Assets, or to confirm and perfect Buyers' title thereto, as contemplated by this Agreement.

Section 8.02 Repayment of Obligations. Seller agree to pay all pre-Closing liabilities and obligations related to the Purchased Assets by either: (a) paying such liabilities and obligations in full as they come due, (b) entering into arrangements acceptable to the obligees of such liabilities and obligations for the repayment of such liabilities and obligations.

ARTICLE IX -- TERMINATION

Section 9.01 Termination of Agreement. This Agreement may be terminated:

(a) prior to the Closing by mutual agreement of the parties; or

(b) prior to the Closing by Buyer if any of the conditions provided for in Article V of this Agreement have not been met at the Closing and have not been waived in writing by Buyer prior to such date; or

(c) prior to the Closing by Seller if any of the conditions provided for in Article VI of this Agreement have not been met at the Closing and have not been waived in writing by Seller prior to such date; or

(d) by either party after July 1, 2015 if the Closing has not occurred on or prior to such date, provided that the party giving notice of termination is not responsible for the failure to close on or prior to such date.

Section 9.02 Termination Procedure; Effect of Termination.

(a) In the event of termination by Seller or Buyer, or by the mutual agreement of Seller and Buyer, pursuant to Section 9.01 of this Agreement, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action or liability by either party or parties to the other (except for liability of any party for the willful breach of this Agreement).

(b) If the transactions contemplated by this Agreement are terminated as provided herein, Seller and Buyer shall return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and such termination shall not in any way limit or restrict the rights and remedies of any party hereto against any other party which has breached any of the agreements or other provisions of this Agreement prior to termination of this Agreement.

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(c) In the event this Agreement is terminated, each party will keep confidential any information (unless such information is public information or is otherwise required by law to be disclosed) obtained from the other party in connection with the transactions contemplated hereby and will not use, develop or disclose any such information in any manner whatsoever based on information provided by the other for a period of two (2) years.

ARTICLE X -- MISCELLANEOUS

Section 10.01 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at, or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 10.02 Fees and Expenses. All fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by any party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) any investigation and review conducted by such party of the other party's business (and the furnishing of information in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the transactions contemplated hereby shall be paid: (i) by Buyer, if incurred by Buyer; and (ii) by Seller, if incurred by Seller.

Section 10.03 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 10.04 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

if to Buyer:

Separation Degrees - One, Inc.

77 Geary Street, 5th Floor

San Francisco, CA 94108

Attention: Mike Rountree

if to Seller:

Gannon K. Giguiere

2549B Eastbluff Drive, Suite 456

Newport Beach, CA 92660

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Section 10.05 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person, Entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons, Entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

Section 10.06 Headings. The Section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 10.07 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

Section 10.08 Governing Law; Arbitration.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b) Buyer, on the one hand, and Seller, on the other, shall promptly submit any dispute, claim or controversy arising out of or relating to this Agreement and the other Transaction Documents (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any action in tort, contract, equity or otherwise) to binding arbitration before one arbitrator. The parties agree that, except as otherwise provided herein respecting temporary or preliminary injunctive relief, binding arbitration shall be the sole means of resolving any dispute, claim or controversy arising out of or relating to this Agreement or any Transaction Document (including, without limitation, with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or such Transaction Document) or any alleged breach (including any claim in tort, contract, equity or otherwise). Such arbitration shall be conducted by the American Arbitration Association under the Arbitration Rules then in effect, and shall take place in California.

Section 10.09 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by any party.

Section 10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

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Section 10.11 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

Section 10.13 Entire Agreement. This Agreement and the attached Exhibits and Schedules set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

[Remainder of Page Left Blank.]

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The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BUYER SEPARATION DEGREES - ONE, INC.

By	/s/ Michael D. Rountree
Name:	Michael D. Rountree
Title:	Chief Financial Officer

SELLER GANNON K. GIGUIERE

By:	/s/ Gannon K. Giguiere

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including from a Governmental Body).

DAMAGES "Damages" shall mean all demands, claims, actions or causes of action, assessments, judgments, fines, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, punitive and exemplary damages, costs of investigation, clean-up and remediation and reasonable attorneys' fees and reasonable expenses.

ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

GOVERNMENTAL BODY. "Governmental Body" shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, local or other political subdivision.

LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitute, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on a Person if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in any Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on such Person's business, condition, assets, liabilities, operations, financial performance or prospects.

A-1

PERSON. "Person" shall mean any individual, Entity or Governmental Body.

TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

TRANSACTION DOCUMENTS. "Transaction Documents" shall mean this Agreement and each document, instrument and agreement executed and delivered in respect of the transactions contemplated hereby.

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EXHIBIT B

BILL OF SALE AND ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS THAT, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, GANNON K. GUIERE, an Individual ("Seller"), does hereby sell, assign, convey, transfer and deliver to SEPARATION DEGREES -- ONE, INC., a Delaware corporation ("Buyer"), all of Sellers' worldwide rights, title and interest in and to the Purchased Assets, as defined in the Asset Purchase Agreement (the "Agreement") by and among Seller and Buyer, dated December 19th, 2014 which is incorporated herein by reference.

Seller hereby warrants to Buyer, their successors and assigns, that Seller is the rightful owner of the Purchased Assets conveyed; that Seller is conveying to Buyer good and merchantable title to all of the Purchased Assets conveyed, free and clear of all liabilities, obligations, claims, and encumbrances of any kind or nature; and that Seller (and Sellers' successors and assigns) will warrant and defend this sale against the claims and demands of all persons whomsoever.

Seller hereby covenants and agrees that he will, at the request of Buyer and without further consideration, execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action as may be reasonably necessary to vest in Buyer, its successors and assigns, good and merchantable title to the Purchased Assets conveyed, free and clear of all liabilities, obligations, claims, and encumbrances of any kind or nature and to put Buyers in control and possession thereof.

Seller does hereby irrevocably constitute Buyer, their successors and assigns, as Sellers' true and lawful attorney-in-fact, with full power of substitution, in Sellers' or Buyers' name, to claim, demand, collect and receive the Purchased Assets conveyed.

This instrument is being delivered in connection with the Agreement and is subject to, and is entitled to the benefits in respect of, the Agreement.

This instrument shall be binding upon Seller and their successors and assigns, and shall inure to the benefit of Buyers and their successors and assigns.

Dated this 19th day of December 2014.

GANNON K. GIGUIERE

/s/ Gannon K. Giguiere

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SCHEDULE 1.01(a)

ASSETS PURCHASED

(1) a Social e-Commerce software platform, highly customized for the direct online sales and analytical needs of our customers, and (2) a product on-boarding, price management and analytical software platform that enables our customers to manage product listings, inventory availability, pricing optimization, search terms, data analytics and other critical functions, all through a single interface.

The software includes, among other things, the ability to do the following: (1) Catalog Onboarding onto Amazon, eBay and Etsy; (2) Niche Vertical Content Development; (3) Media Planning, Buying and Optimizing; and (4) Search Engine Optimization.